Exhibit 99.1

The Goldman Sachs Group, Inc. | 200 West Street | New York, New York 10282

GOLDMAN SACHS ANNOUNCES TENDER OFFER FOR ANY AND ALL OF ITS 6.250% NOTES DUE SEPTEMBER 2017

NEW YORK, June 6, 2016 — The Goldman Sachs Group, Inc. (NYSE: GS) (the “Company”) today announced the commencement of a tender offer (the “Tender Offer”) to purchase for cash any and all of the outstanding $2,750,000,000 aggregate principal amount of its 6.250% Notes due September 2017 (the “Notes”).

The Tender Offer is subject to the terms and conditions set forth in the related Offer to Purchase, dated June 6, 2016 (the “Offer to Purchase”), Letter of Transmittal and Notice of Guaranteed Delivery.

The key pricing details for the Tender Offer are as follows:

CUSIP No.	Outstanding Principal Amount	Title of Notes	Purchase Price per $1,000 Principal Amount*
38144LAB6	$2,750,000,000	6.250% Notes due September 2017	$1,061.25

*	In addition to the Purchase Price, the Company will pay accrued and unpaid interest on the Notes accepted for purchase to but excluding the Settlement Date.

The Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on Friday, June 10, 2016, unless extended or earlier terminated by The Goldman Sachs Group, Inc. (the “Expiration Time”). Tendered Notes may be withdrawn at any time at or prior to the Expiration Time. It is expected that payment for Notes tendered at or prior to the Expiration Time will be made on June 15, 2016 (the “Settlement Date”) and payment for Notes tendered using the guaranteed delivery procedures will be made promptly after the delivery of the accepted Notes, but no earlier than the Settlement Date.

The Tender Offer is conditioned upon the satisfaction of certain conditions described in the Offer to Purchase.

Copies of the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery are available at the following web address: http://www.gbsc-usa.com/gs/.

The Goldman Sachs Group, Inc. has retained Goldman, Sachs & Co. to act as the dealer manager (the “Dealer Manager”) for the Tender Offer. Global Bondholder Services Corporation will act as the Information Agent and Depositary for the Tender Offer. Questions regarding the terms of the Tender Offer should be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-1039 (collect). Requests for documentation and any questions regarding procedures for tendering Notes should be directed to Global Bondholder Services Corporation at (866) 924-2200 (toll-free) or (212) 430-3774 (collect) or by e-mail at contact@gbsc-usa.com.

This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to sell the Notes. The Tender Offer is being made solely pursuant to the Offer to Purchase and related documents. The Tender Offer is not being made to holders of the Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of The Goldman Sachs Group, Inc. by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Media Relations: Jake Siewert (212) 902-5400	|	Investor Relations: Dane E. Holmes (212) 902-0300

Dealer Manager	Information Agent and Depositary
Goldman, Sachs & Co. Liability Management Group 200 West Street New York, NY 10282 (212) 902-5183 (800) 828-3182	Global Bondholder Services Corporation 65 Broadway Suite 404 New York, NY 10006 (212) 430-3774 (866) 924-2200

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.